Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 29, 2013 (except for Note 13, as to which the date is October 15, 2013) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-191510) and related Prospectus of Barracuda Networks, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

October 22, 2013